Exhibit 99.1

FOR IMMEDIATE RELEASE	May 7, 2026
Teleflex Reports First Quarter Financial Results and Full Year 2026 Outlook

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the first quarter ended March 31, 2026.

First quarter 2026 continuing operations financial summary1
•Revenue from continuing operations of $548.3 million, up 32.3% compared to the prior year period, and up 5.1% on a pro forma adjusted constant currency basis1,2

•GAAP diluted EPS from continuing operations of $(0.11), compared to $1.14 in the prior year period

•Adjusted diluted EPS from continuing operations of $1.39, compared to $1.44 in the prior year period

2026 continuing operations guidance summary1

•Maintaining GAAP revenue growth guidance range of 14.40% to 15.40%

•Maintaining pro forma adjusted constant currency revenue growth guidance range of 4.50% to 5.50%2

•Maintaining GAAP EPS from continuing operations guidance range of $2.90 to $3.20

•Maintaining Adjusted diluted EPS from continuing operations guidance range to $6.25 to $6.55

◦Includes full year impact of stranded costs estimated to be $90 million
◦Excludes expected benefits from transition services (“TS”) and manufacturing services (“MS”) agreements that come into effect upon closing of Strategic Divestitures, which we anticipate will fully offset stranded costs on an annualized basis
◦Excludes impact of repurchases under previously announced $1 billion share repurchase program and expected debt paydown of ~$800 million primarily funded by closing of Strategic Divestitures

"Our first-quarter performance reflects disciplined execution and meaningful progress against our transformation plan," said Stuart Randle, Teleflex's Interim President and Chief Executive Officer. "We delivered a strong start to the year, with 5.1% pro forma adjusted constant currency revenue growth year-over-year, and we continue to expect our two strategic divestitures to close in the second half of 2026. We remain committed to using the majority of the net proceeds from the sales transactions to return capital to shareholders through our $1 billion share repurchase authorization, while also reducing debt by $800 million to enhance financial flexibility and support future growth. These actions are advancing our strategy to optimize our portfolio, strengthen Teleflex's position as a focused medical technologies leader and drive long-term value creation."

Mr. Randle continued, “We recently announced the appointment of Jason Weidman as President and Chief Executive Officer, effective June 8, 2026. His deep medical technology expertise and proven track record of driving growth and innovation make him well suited to lead Teleflex into its next chapter and capitalize on the opportunities ahead. Additionally, consistent with our commitment to strong governance and creating shareholder value, we announced several actions in April, including the nomination of Michael J. Tokich to our Board of Directors, the initiation of opportunistic open-market share repurchases in the second quarter and our intent to establish a new Growth and Operating Committee of the Board.”

(1) Continuing operations excludes the Acute Care, Interventional Urology, and OEM businesses that were classified as discontinued operations during the fourth quarter of 2025 as a result of our entry into agreements to divest those businesses, which we refer to as the “Strategic Divestitures".

(2) Pro forma adjusted constant currency revenue growth includes revenue generated by the acquired Vascular Intervention business in the prior year period, and excludes (a) revenue generated by products previously included within continuing operations that were discontinued at the end of 2025 due to a strategic realignment and (b) the impact of foreign exchange.

NET REVENUE BY GLOBAL PRODUCT CATEGORY
The following table provides information regarding net revenues in each of the Company's global product categories for the three months ended March 31, 2026 and the comparable prior year period on both a GAAP and pro forma adjusted constant currency basis.

	Three Months Ended							% Increase	/	(Decrease)
	March 31, 2026			March 30, 2025
	Reported revenue	Adjustment	Pro Forma Adjusted Revenue	Reported revenue	Adjustment	Pro Forma Adjusted Revenue	Reported Revenue Growth	Currency Impact		Adjustment impact	Pro Forma Adjusted Constant Currency Revenue Growth
Vascular Access	$236.8	$—	$236.8	$219.1	$—	$219.1	8.1%	3.3%		—%	4.8%
Interventional[1]	204.7	—	204.7	100.2	92.6	192.8	104.4%	3.1%		98.3%	3.0%
Surgical[2]	106.8	—	106.8	95.0	(0.5)	94.5	12.4%	3.1%		(0.6)%	9.9%
Consolidated[1]	$548.3	$—	$548.3	$414.3	$92.1	$506.4	32.3%	3.2%		24.0%	5.1%

Notes: (1) Adjustments are inclusive of Vascular Intervention pro forma and discontinued product adjustments.
(2) Adjustments are inclusive of discontinued product adjustments
See Pro Forma Adjusted Revenue by Global Product Category table for reconciliation of adjustments.

OTHER CONTINUING OPERATIONS FINANCIAL HIGHLIGHTS
•Depreciation expense, amortization of intangible assets and deferred financing charges for the three months ended March 31, 2026 totaled $55.2 million compared to $39.5 million for the prior year period.
•Total cash, cash equivalents and restricted cash equivalents at March 31, 2026 were $329.6 million compared to $402.7 million at December 31, 2025.
•Net accounts receivable at March 31, 2026 were $365.5 million compared to $345.6 million at December 31, 2025.
•Inventories at March 31, 2026 were $380.9 million compared to $404.4 million at December 31, 2025.

2026 CONTINUING OPERATIONS OUTLOOK
On a GAAP basis, the Company continues to expect full year 2026 revenue growth from continuing operations of 14.40% to 15.40%, including our estimate of an approximately 0.70% positive impact of foreign exchange rate fluctuations. On a pro forma adjusted constant currency basis, the Company is maintaining full year 2026 revenue growth from continuing operations of 4.50% to 5.50%.

The Company maintained its full year 2026 GAAP diluted earnings per share from continuing operations outlook range of $2.90 to $3.20. The Company continues to expect full year 2026 adjusted diluted earnings per share from continuing operations of $6.25 to $6.55.

Forecasted 2026 Pro Forma Adjusted Revenue From Continuing Operations Reconciliation

	2025	2026 Guidance
		Low	High
GAAP revenue	$1,992.7	$2,280	$2,300
Vascular Intervention pro forma adjustment	$199.0	—	—
Discontinued product adjustment	$(14.3)	—	—
Italian payback measure adjustment	$(9.0)	—	—
Pro forma adjusted revenue	$2,168.4	$2,280	$2,300

Forecasted 2026 Pro Forma Adjusted Constant Currency Revenue Percent Growth From Continuing Operations Reconciliation

	Low	High
Forecasted 2026 GAAP revenue growth	14.4%	15.4%
Vascular Intervention pro forma adjustment	10.0%	10.0%
Discontinued product adjustment	(0.7)%	(0.7)%
Italian payback measure adjustment	(0.5)%	(0.5)%
Base year adjustment (GAAP versus pro forma adjusted)	0.4%	0.4%
Estimated impact of foreign currency exchange rate fluctuations	0.7%	0.7%
Forecasted 2026 pro forma adjusted constant currency revenue growth	4.5%	5.5%

Forecasted 2026 Adjusted Diluted Earnings Per Share From Continuing Operations Reconciliation

	Low	High
Forecasted GAAP diluted earnings per share from continuing operations	$2.90	$3.20
Restructuring and optimization items, net of tax	$0.90	$0.90
Acquisition, integration and divestiture related items, net of tax	$0.61	$0.61
Other items, net of tax	$(0.65)	$(0.65)
ERP implementation, net of tax	$0.30	$0.30
MDR, net of tax	$0.02	$0.02
Intangible amortization expense, net of tax	$2.17	$2.17
Forecasted adjusted diluted earnings per share from continuing operations, net of tax	$6.25	$6.55

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION
A webcast of Teleflex's first quarter 2026 investor conference call can be accessed live from a link on the Company's website at teleflex.com. The call will begin at 8:00 am ET on May 7, 2026.

An audio replay of the investor call will be available beginning at 11:00 am ET on May 7, 2026, either on the Teleflex website or by telephone. The call can be accessed by dialing 1 800 770 2030 (U.S. and Canada) or 1 609 800 9909(all other locations). The confirmation code is 69028.

ADDITIONAL NOTES
References in this release to the impact of foreign currency exchange rate fluctuations on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products for which we initiated commercial sales within the past 36 months and "existing products" refers to products we have sold commercially for more than 36 months.

Pro forma adjusted revenue and pro forma adjusted constant currency revenue growth give effect to, among other things, our acquisition of the Vascular Intervention business from BIOTRONIK SE & Co. KG as if it had occurred on January 1, 2025. The pro forma information is presented for informational purposes only and is not necessarily indicative of the historical results that would have occurred under our ownership and management, nor the results that may be obtained in the future.

Certain financial information is presented on a rounded basis, which may cause minor differences. Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES
We report our financial results in accordance with accounting principles generally accepted in the United States, commonly referred to as “GAAP”. In this press release, we provide supplemental information, consisting of the following non-GAAP financial measures: pro forma adjusted revenues, pro form adjusted constant currency revenue growth, and adjusted diluted earnings per share. These non-GAAP measures are described in more detail below. Management uses these financial measures to assess Teleflex’s financial performance, make operating decisions, allocate financial resources, provide guidance on possible future results, and assist in its evaluation of period-to-period and peer comparisons. The non-GAAP measures may be useful to investors because they provide insight into management’s assessment of our business, and provide supplemental information pertinent to a comparison of period-to-period results of our ongoing operations. The non-GAAP financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Moreover, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Pro forma adjusted revenue: This non-GAAP measure is based upon net revenues, adjusted to (i) exclude products discontinued in the year ended December 31, 2025 due to a strategic realignment; and (ii) give effect to our acquisition of the Vascular Intervention business from BIOTRONIK SE & Co. KG as if it had occurred on January 1, 2025.

Pro forma adjusted constant currency revenue growth: This non-GAAP measure is based upon net revenues, adjusted to exclude, depending on the period presented, the items described in Pro forma adjusted revenue and to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency may vary significantly from period to period, and such changes generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of currency exchange rate fluctuations that do not reflect our underlying performance or business trends.

Adjusted diluted earnings per share: This non-GAAP measure is based upon diluted earnings per share from continuing operations, the most directly comparable GAAP measure, adjusted to exclude, depending on the period presented, the items described below. Management does not believe that any of the excluded items are indicative of our underlying core performance or business trends.

Restructuring and optimization charges - Restructuring and optimization charges include expenses associated with discrete initiatives designed to, among other things, consolidate or relocate manufacturing, administrative and other facilities, outsource distribution operations, improve operating efficiencies, integrate acquired businesses and optimize product portfolios through targeted optimization efforts. These changes include qualified restructuring costs (which may include employee termination, contract termination, facility closure, employee relocation, equipment relocation, outplacement), restructuring related (which may include accelerated depreciation expense related to facility closures, costs to transfer manufacturing operations between locations, and retention bonuses offered to certain employees as an incentive for them to remain with our company after completion of a restructuring program) and product line exit charges.

Impairment charges - Impairment charges, including those related to goodwill, and other assets occur if, due to events or changes in circumstances, we determine that the carrying value of an asset exceeds its fair value. Impairment charges do not directly affect our liquidity, but could have a material adverse effect on our reported financial results.

Acquisition, integration and divestiture related items - Acquisition and integration expenses are incremental charges, other than restructuring or restructuring related expenses, that are directly related to specific business or asset acquisition transactions. These charges may include, among other things, professional, consulting and other fees; systems integration costs; inventory step-up amortization (amortization, through cost of goods sold, of the increase in fair value of inventory resulting from a fair value calculation as of the acquisition date); fair value adjustments to contingent consideration liabilities; temporary financing costs directly associated with the transaction, such as bridge loan financing fees, ticking fees, and similar charges, and the impact of derivative instruments executed to hedge foreign currency exposure or other risks associated with the purchase price. Divestiture related activities involve specific business or asset sales. Depending primarily on the terms of a divestiture transaction, the carrying value of the divested business or assets on our financial statements and other costs we incur as a direct result of the divestiture transaction, we may recognize a gain or loss in connection with the divestiture related activities.

Separation costs - These are expenses related to the Strategic Divestitures, including activities to prepare the businesses for divestiture and maintain continuity through the separation process. These charges and costs do not represent normal and recurring operating expenses, will be inconsistent in amounts and frequency, and are not expected to recur after the transaction and related transition services agreements and other arrangements negotiated in connection with the Strategic Divestitures have been completed.

Italian payback measure - The Italian payback measure is a law that requires suppliers of medical devices to the Italian National Healthcare System to make payments to the Italian government if medical device expenditures in a given year exceed regional expenditure ceilings established for that year. As a result of a ruling from the Italian courts, we recognized a decrease in our reserves during the year ended December 31, 2024, of which $13.8 million related to prior years when including discontinued operations and $6.2 million on a continuing operations basis. In August 2025, the Italian Parliament enacted a modification to the previously enacted legislation that reduced the payment amounts due from the affected companies, including Teleflex, to approximately 25% of the amounts originally invoiced for the years 2015 through 2018. As a result of the modification in the legislation, along with an adjustment to our calculation of the reserves related to years 2019 through 2025, we recognized a $23.7 million decrease in our reserve (and corresponding increase to revenue for the year ended December 31, 2025), of which $20.1 million pertains to prior periods when including discontinued operations and $9.0 million on a continuing operations basis. The amounts do not represent normal adjustments to revenue and are nonrecurring in nature, making it difficult to contribute to a meaningful evaluation of our period over period operating performance.

Other - These are discrete items that occur sporadically and can affect period-to-period comparisons.

European medical device regulation - The European Union (“EU”) has adopted the EU Medical Device Regulation (“MDR”), which replaces the existing Medical Devices Directive (“MDD”) and imposes more stringent requirements for the marketing and sale of medical devices in the EU, including requirements affecting clinical evaluations, quality systems and post-market surveillance. The MDR requirements became effective in May 2021, although certain devices that previously satisfied MDD requirements can continue to be marketed in the EU until December 2027 for highest-risk devices and December 2028 for lower-risk devices, subject to certain limitations. Significantly, the MDR will require the re-registration of previously approved medical devices. As a result, Teleflex will incur expenditures in connection with the new registration of medical devices that previously had been registered under the MDD. Therefore, these expenditures are not considered to be ordinary course expenditures in connection with regulatory matters (in contrast, no adjustment has been made to exclude expenditures related to the registration of medical devices that were not registered previously under the MDD).

Intangible amortization expense - Certain intangible assets, including customer relationships, intellectual property, distribution rights, trade names and non-competition agreements, initially are recorded at historical cost and then amortized over their respective estimated useful lives. The amount of such amortization can vary from period to period as a result of, among other things, business or asset acquisitions or dispositions.

ERP implementation - These adjustments represent direct and incremental costs incurred in connection with our implementation of a new global enterprise resource planning ("ERP") solution and related IT transition costs. An implementation of this scale is a significant undertaking and will require substantial time and attention of management and key employees. The associated costs do not represent normal and recurring operating expenses and will be inconsistent in amounts and frequency making it difficult to contribute to a meaningful evaluation of our operating performance.

Tax adjustments - These adjustments represent the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law or certain other discrete changes affecting our deferred tax liability.

PRO FORMA ADJUSTED REVENUE BY GLOBAL PRODUCT CATEGORY
The following table provides information regarding pro forma adjusted revenues in each of the Company's global product categories in continuing operations for the three months ended March 31, 2026 and the comparable prior year period.

	Q1 2026	Q1 2025
Vascular	236.8	219.1
Interventional	204.7	100.2
Surgical	106.8	95.0
GAAP revenue	548.3	414.3
Interventional - Vascular Intervention	—	95.2
Interventional - Discontinued Products	—	(2.6)
Surgical - Discontinued Products	—	(0.5)
Pro forma adjusted revenue	$548.3	$506.4
Vascular	236.8	219.1
Interventional	204.7	192.8
Surgical	106.8	94.5

Reconciliation of Consolidated Statement of Income Items (Dollars in millions, except per share data)

Three Months Ended March 31, 2026
	Revenue	Gross margin	SG&A (1)	R&D (1)	Operating margin (2)	(Loss) Income before income taxes	Income tax expense	Effective income tax rate	Diluted (loss) earnings per share from continuing operations
GAAP Basis - Continuing Operations	$548.3	56.1%	41.2%	8.1%	3.7%	$(3.8)	$1.0	(26.4)%	$(0.11)
Adjustments
Restructuring and optimization charges (A)	—	0.6	(1.4)	—	5.0	28.0	4.4		0.54
Acquisition, integration and divestiture related items (B)	—	1.4	(1.0)	—	2.4	13.0	3.1		0.22
ERP implementation	—	—	(0.7)	—	0.7	3.9	0.7		0.07
MDR	—	—	—	(0.1)	0.1	0.4	—		0.01
Intangible amortization expense	—	3.3	(2.9)	—	6.2	33.9	4.6		0.66
Adjustments total	—	5.3	(6.0)	(0.1)	14.4	79.2	12.8		1.50
Adjusted basis	$548.3	61.4%	35.2%	8.0%	18.1%	$75.4	$13.8	18.3%	$1.39

Three Months Ended March 30, 2025
	Revenue	Gross margin	SG&A (1)	R&D (1)	Operating margin (2)	Income before income taxes	Income tax expense	Effective income tax rate	Diluted earnings per share from continuing operations
GAAP Basis - Continuing Operations	$414.3	61.7%	36.9%	6.1%	18.3%	$58.8	$6.4	10.9%	$1.14
Adjustments
Restructuring and optimization charges (A)	—	1.1	—	—	1.5	6.0	1.0		0.11
Acquisition, integration and divestiture related items (B)	—	—	4.4	—	(4.4)	(18.1)	0.8		(0.42)
ERP implementation	—	—	(1.4)	—	1.4	5.9	1.0		0.11
MDR	—	—	—	(0.2)	0.2	0.7	—		0.02
Intangible amortization expense	—	3.3	(2.9)	—	6.2	25.6	3.1		0.49
Tax adjustments	—	—	—	—	—	—	0.7		(0.01)
Adjustments total	—	4.4	0.1	(0.2)	4.9	20.1	6.6		0.30
Adjusted basis	$414.3	66.1%	37.0%	5.9%	23.2%	$78.9	$13.0	16.4%	$1.44

Notes: (1) Selling, general and administrative expenses and research and development expenses are shown as a percentage of as reported and adjusted revenues.
(2) Operating margin defined as Income from continuing operations before interest and taxes as a percentage of as reported and adjusted revenues.

Totals may not sum due to rounding.

Tickmarks to Reconciliation Tables
(A)Restructuring and optimization charges – For the three months ended March 31, 2026, pre-tax restructuring charges were $16.8 million and restructuring related charges were $11.3 million. For the three months ended March 30, 2025, pre-tax restructuring charges were $1.4 million and restructuring related charges were $4.6 million.

(B)Acquisition, integration and divestiture related items – For the three months ended March 31, 2026, these charges primarily related to the acquisition the Vascular Intervention business of BIOTRONIK SE & Co. KG, which is inclusive of inventory step-up costs of $7.8 million and acquisition and integration costs of $7.8 million, partially offset by a benefit from contingent consideration of $2.6 million. For the three months ended March 30, 2025, these charges primarily related to the pending acquisition of the Vascular Intervention business of BIOTRONIK SE & Co. KG, which is inclusive of $6.2 million of acquisition and integration costs offset by the recognition of a $22.5 million benefit related to non-designated foreign currency forward contracts.

ABOUT TELEFLEX INCORPORATED
As a global provider of medical technologies, Teleflex is driven by our purpose to improve the health and quality of people’s lives. Through our vision to become the most trusted partner in healthcare, we offer a diverse portfolio with solutions in the therapy areas of anesthesia, emergency medicine, interventional cardiology and radiology, surgical, vascular access, and urology. We believe that the potential of great people, purpose driven innovation, and world-class products can shape the future direction of healthcare.

Teleflex is the home of Arrow™, Barrigel™, Deknatel™, LMA™, Pilling™, QuikClot™ Rüsch™, UroLift™ and Weck™ – trusted brands united by a common sense of purpose.

At Teleflex, we are empowering the future of healthcare. For more information, please visit teleflex.com.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION
This press release contains forward-looking statements, including, but not limited to, forecasted 2026 GAAP, pro forma adjusted and pro forma adjusted constant currency revenue and revenue growth and GAAP and adjusted diluted earnings per share; our estimates regarding the projected impact of foreign currency exchange rate fluctuations on our 2026 financial results; statements about the pending Strategic Divestitures, the expected timetable for completing the Strategic Divestitures and the future financial and operating performance of the company following completion of the Strategic Divestitures; statements regarding our intended use of the net proceeds from the Strategic Divestitures; and statements regarding our ability to drive durable performance and long-term value for shareholders. Actual results could differ materially from those in the forward-looking statements due to, among other things, unanticipated difficulties and expenditures in connection with integration programs; the possibility that the Strategic Divestitures do not close; unanticipated costs and length of time required to comply with legal requirements and regulatory approvals applicable to the Strategic Divestitures; customer and shareholder reaction to the Strategic Divestitures; disruption from the Strategic Divestitures that may make it more difficult to maintain business and operational relationships; significant transaction costs; delays or cancellations in shipments; demand for and market acceptance of new and existing products; our inability to provide products to our customers, which may be due to, among other things, events that impact key distributors, suppliers and third-party vendors that sterilize our products; our inability to effectively execute our restructuring plans and programs; our inability to realize anticipated savings from restructuring plans and programs; the impact of healthcare reform legislation and proposals to amend, replace or repeal the legislation; changes in Medicare, Medicaid and third party coverage and reimbursements; the impact of enacted tax legislation and related regulations; competitive market conditions and resulting effects on revenues and pricing; increases in raw material costs that cannot be recovered in product pricing; global economic factors, including currency exchange rates, interest rates, trade disputes, tariffs, sovereign debt issues and international conflicts and hostilities, such as the ongoing conflicts in the Ukraine and the Middle East; public health epidemics; difficulties in entering new markets; general economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K. We expressly disclaim any obligation to update forward-looking statements, except as otherwise specifically stated by us or as required by law or regulation.

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended
	March 31, 2026		March 30, 2025
	(Dollars and shares in thousands, except per share)
Net revenues	$548,262		$414,258
Cost of goods sold	240,836		158,827
Gross profit	307,426	0	255,431
Selling, general and administrative expenses	226,012		152,914
Research and development expenses	44,386		25,295
Restructuring charges, separation costs and impairment charges	16,845		1,422
Income from continuing operations before interest and taxes	20,183		75,800
Interest expense	25,718		18,537
Interest income	(1,708)		(1,488)
(Loss) income from continuing operations before taxes	(3,827)		58,751
Taxes on income from continuing operations	1,011		6,417
(Loss) income from continuing operations	(4,838)		52,334
Operating (loss) income from discontinued operations	(2,643)		50,060
Taxes on operating income from discontinued operations	673		7,392
(Loss) income from discontinued operations	(3,316)		42,668
Net (loss) income	$(8,154)		$95,002
Earnings per share:
Basic:
(Loss) Income from continuing operations	$(0.11)		$1.14
(Loss) Income from discontinued operations	(0.07)		0.94
Net (loss) income	$(0.18)		$2.08
Diluted:
(Loss) Income from continuing operations	$(0.11)		$1.14
(Loss) Income from discontinued operations	(0.07)		0.93
Net (loss) income	$(0.18)		$2.07
Weighted average common shares outstanding
Basic	44,257		45,782
Diluted	44,257		45,926

TELEFLEX INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2026	December 31, 2025
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$309,411	$378,564
Accounts receivable, net	365,526	345,583
Inventories	380,861	404,395
Prepaid expenses and other current assets	149,808	150,678
Prepaid taxes	16,793	19,566
Current assets of discontinued operations	637,271	639,552
Total current assets	1,859,670	1,938,338
Property, plant and equipment, net	476,955	498,281
Operating lease assets	84,912	91,817
Goodwill	2,297,447	2,305,050
Intangibles assets, net	1,485,885	1,524,150
Deferred tax assets	12,206	12,593
Other assets	113,557	112,984
Non-current assets of discontinued operations	452,370	464,026
Total assets	6,783,002	6,947,239
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$103,125	$100,000
Accounts payable	143,627	130,201
Accrued expenses	118,423	117,350
Payroll and benefit-related liabilities	103,345	124,769
Accrued interest	16,478	5,404
Income taxes payable	11,824	18,787
Other current liabilities	103,929	137,195
Current liabilities of discontinued operations	127,298	128,320
Total current liabilities	728,049	762,026
Long-term borrowings	2,514,268	2,541,449
Deferred tax liabilities	169,429	183,749
Noncurrent liability for uncertain tax positions	3,831	3,536
Noncurrent operating lease liabilities	68,320	84,210
Other liabilities	162,507	194,532
Non-current liabilities of discontinued operations	52,162	52,969
Total liabilities	3,698,566	3,822,471
Commitments and contingencies
Total shareholders' equity	3,084,436	3,124,768
Total liabilities and shareholders' equity	$6,783,002	$6,947,239

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31, 2026	March 30, 2025
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net (loss) income	$(8,154)	$95,002
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	3,316	(42,668)
Depreciation expense	19,853	13,037
Intangible asset amortization expense	33,890	25,583
Deferred financing costs and debt discount amortization expense	1,481	851
Changes in contingent consideration	(2,632)	(1,795)
Stock-based compensation	6,742	6,630
Gain on non-designated foreign currency forward contracts	—	(23,268)
Deferred income taxes, net	(12,710)	(108)
Interest benefit on swaps designated as net investment hedges	(8,305)	(4,239)
Other	3,558	762
Changes in assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(25,005)	(10,939)
Inventories	16,473	(3,474)
Prepaid expenses and other assets	3,432	(12,724)
Accounts payable, accrued expenses and other liabilities	8,197	(17,488)
Income taxes receivable and payable, net	6,526	2,562
Net cash provided by operating activities from continuing operations	46,662	27,724
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(18,791)	(24,132)
Payments for businesses and intangibles acquired, net of cash acquired	—	(90)
Insurance settlement proceeds	—	6,307
Net payments on swaps designated as net investment hedges	(53,494)	—
Purchase of investments	(2,500)	(5,000)
Net cash used in investing activities from continuing operations	(74,785)	(22,915)
Cash flows from financing activities of continuing operations:
Proceeds from new borrowings	—	300,000
Reduction in borrowings	(25,250)	(49,125)
Repurchase of common stock	—	(300,000)
Net (payments) proceeds from share based compensation plans and related tax impacts	(4,627)	7,348
Payments for contingent consideration	(58)	(56)
Dividends paid	(15,050)	(15,191)
Debt extinguishment, issuance and amendment fees	—	(2,500)
Net cash used in financing activities from continuing operations	(44,985)	(59,524)
Cash flows from discontinued operations:
Net cash provided by operating activities	2,362	45,370
Net cash used in investing activities	(9,214)	(5,879)
Net cash used in discontinued operations	(6,852)	39,491
Effect of exchange rate changes on cash, cash equivalents and restricted cash equivalents	(4,890)	5,052
Net increase in cash, cash equivalents and restricted cash equivalents	(84,850)	(10,172)
Cash, cash equivalents and restricted cash equivalents at the beginning of the period	453,848	327,650
Less: Cash, cash equivalents and restricted cash of discontinued operations	(39,448)	(35,397)
Cash, cash equivalents and restricted cash equivalents at the end of the period	$329,550	$282,081

Contacts:
Teleflex Incorporated:
Lawrence Keusch
Vice President, Investor Relations and Strategy Development

investors.teleflex.com
610-948-2836